                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 Wellman, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Wellman, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                 WELLMAN, INC.

                          1040 BROAD STREET, SUITE 302
                          SHREWSBURY, NEW JERSEY 07702

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998

To the Stockholders of
Wellman, Inc.

     Notice is hereby given that the Annual Meeting of the Stockholders of Wellman, Inc. (the "Corporation") will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on Tuesday, May 19, 1998 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          (1) To elect directors of the Corporation for the ensuing year, and until their successors are duly elected and qualified.

          (2) To ratify the adoption of the Wellman, Inc. Deferred Compensation and Restricted Stock Plan.

          (3) To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 1998.

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof, including consideration of the stockholder proposal set forth in the accompanying proxy statement, if such proposal is presented at the meeting.


                                            By Order of the Board of Directors,

                                            DAVID K. DUFFELL
                                            Secretary

April 17, 1998
Mailed at New York, New York

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                                 WELLMAN, INC.

                          1040 BROAD STREET, SUITE 302
                          SHREWSBURY, NEW JERSEY 07702

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1998

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Wellman, Inc. (the "Corporation") to be held on May 19, 1998 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 31, 1998 will be entitled to vote. The stock transfer books will not be closed.

     Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any stockholder giving a proxy in such form has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to its President at 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702. Any such proxy, if received in time for the voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director, in favor of Proposals 2 and 3, and against the stockholder proposal referred to herein.

     As of March 31, 1998, the Corporation had outstanding and entitled to vote 31,142,683 shares of Common Stock. Each share of such stock entitles the holder thereof to one vote on the matters to be voted upon at the Annual Meeting with all holders of Common Stock voting as one class. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the adoption of the Deferred Compensation and Restricted Stock Plan, ratification of accountants and the stockholder proposal will have the same legal effect as a vote against such matter. Under the rules of the New York Stock Exchange, brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors, the adoption of the Deferred Compensation and Restricted Stock Plan and the ratification of accountants. As a result, broker non-votes will have no effect on the outcome of the election of directors, the adoption of the Deferred Compensation and Restricted Stock Plan and the ratification of accountants. Broker non-votes will have the same legal effect as a vote against the stockholder proposal.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted in determining if a quorum is present. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

     As of March 31, 1998, insofar as is known to the management of the Corporation, the following persons owned beneficially more than 5% of the outstanding Common Stock of the Corporation, the only capital stock of the Corporation currently outstanding. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.

                      NAME AND ADDRESS                        NUMBER OF SHARES     PERCENT
                      ----------------                        ----------------     -------
Pioneering Management Corporation...........................      1,971,000         6.33%
  60 State Street
  Boston, MA 02109

The Prudential Insurance....................................      1,578,122(1)      5.07%
  Company of America
  751 Broad Street
  Newark, NJ 07102

Moody Aldrich & Sullivan Ltd................................      1,608,060         5.17%
  30 Rowes Wharf
  Boston, MA 02110

---------------

(1) According to its Schedule 13G on file with the Securities and Exchange Commission ("SEC"), The Prudential Insurance Company of America has sole voting and dispositive power with respect to 4,300 shares and shared voting and dispositive power with respect to 1,573,822 shares.

     The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is April 17, 1998.

                             ELECTION OF DIRECTORS

     The persons named below have been nominated for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

     All nominees are members of the present Board. Two of the present Board members, Mr. C. William Beckwith and Mr. Peter H. Conze, are retiring this year and are therefore not standing for re-election. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. It is the intention of the persons named in the proxy to vote for the following nominees.

                                                  PRINCIPAL OCCUPATION DURING           DIRECTOR
               NAME AND AGE                           THE PAST FIVE YEARS                SINCE
               ------------                       ---------------------------           --------
Thomas M. Duff, 50........................  President, Chief Executive Officer and    August, 1985
                                            director of the Corporation since its
                                            inception in 1985.

James B. Baker, 52........................  Partner of River Associates, LLC          August, 1994
                                            (private equity investment fund) since
                                            1993. Prior to 1993, President and
                                            Chief Operating Officer (1991-1992) and
                                            Senior Vice President (1987-1991) of
                                            CONSTAR International, Inc. (plastic
                                            container manufacturer). Also a
                                            director and chairman of the
                                            Compensation Committee of U.S. Xpress
                                            Enterprises, Inc.

Clifford J. Christenson, 48...............  Executive Vice President of the          November, 1995
                                            Corporation since 1993 and Chief
                                            Operating Officer since 1995. Prior to
                                            1993, Chief Financial Officer and
                                            Treasurer since 1985.

Allan R. Dragone, 72......................  Retired. From 1988 until 1989, Chairman   August, 1990
                                            of the Board of Fiber Industries, Inc.
                                            From 1986 until 1990, President and
                                            Chief Executive Officer of Akzo
                                            America, Inc., the U.S. subsidiary of
                                            the Dutch conglomerate Akzo N.V. Also a
                                            director and member of the Compensation
                                            Committees of Purina Mills Inc. and
                                            Sterling Chemicals, Inc.

Richard F. Heitmiller, 69.................  President of Richard F. Heitmiller,      November, 1988
                                            Inc. (consulting firm) since 1982. From
                                            1971 until 1982, various executive
                                            positions with Arthur D. Little, Inc.
                                            (management consultants) and Vice
                                            President of its Decision Resources
                                            subsidiary.

                                                  PRINCIPAL OCCUPATION DURING           DIRECTOR
               NAME AND AGE                           THE PAST FIVE YEARS                SINCE
               ------------                       ---------------------------           --------
Jonathan M. Nelson, 41....................  President and Chief Executive Officer     August, 1985
                                            of Providence Equity Partners Inc.
                                            (investment advisor) since its
                                            inception in 1995 and a member of
                                            Providence Equity Partners LLC which is
                                            the general partners of Providence
                                            Equity Partners L.P. and Providence
                                            Equity Partners II L.P. Also
                                            Co-Chairman of Providence Ventures Inc.
                                            (investment advisor) since its
                                            inception in 1990. Managing Director of
                                            Narragansett Capital, Inc. (investment
                                            advisor) since its inception in 1986; a
                                            managing general partner of Providence
                                            Ventures LP which is the general
                                            partner of the general partner of
                                            Providence Media Partners L.P. (venture
                                            capital fund); and a general partner of
                                            the general partner of Narragansett
                                            Capital Partners-A and -B, L.P.
                                            (venture capital funds) ("NCPAB"). Mr.
                                            Nelson is also a director and member of
                                            the Executive and Compensation
                                            Committees and the Board of Governance
                                            of Brooks Fiber Properties, Inc.
                                            (provider of telecommunications
                                            services), a director and member of the
                                            Compensation Committee of Western
                                            Wireless Corporation, and a director of
                                            Metronet Communications Corp. (a
                                            competitive access provider).

James E. Rogers, 52.......................  Partner of SCI Investors Inc.              September, 1993
                                            (investment company) since 1993 and
                                            Chairman of Custom Papers Group Inc. (a
                                            paper manufacturer) since 1993. From
                                            1991 until 1992, President and Chief
                                            Executive Officer of Specialty Coatings
                                            International Inc. (a manufacturer).
                                            Prior to 1991, Senior Vice President
                                            and Group Executive of James River
                                            Corporation (a paper manufacturer). Mr.
                                            Rogers is also a director and member of
                                            the Compensation and Executive
                                            Committees of Owens & Minor, Inc. (a
                                            medical and surgical supplies
                                            distributor) and a director and member
                                            of the Compensation and Audit
                                            Committees of Caraustar Industries,
                                            Inc. (a paper manufacturer).

                                                  PRINCIPAL OCCUPATION DURING           DIRECTOR
NAME AND AGE                                          THE PAST FIVE YEARS                SINCE
------------                                      ---------------------------           --------
Raymond C. Tower, 73......................  Retired. From 1977 until retirement in    August, 1990
                                            1990, President and Chief Operating
                                            Officer of FMC Corp. (a manufacturer of
                                            machinery and chemicals).

Roger A. Vandenberg, 50...................  President of Cariad Capital, Inc.         August, 1985
                                            (investment advisor) since its
                                            inception in 1992. Managing Director of
                                            Narragansett Capital, Inc. (investment
                                            advisor) since its inception in 1986.
                                            Also a general partner of the general
                                            partner of NCPAB and a general partner
                                            of the general partner of Narragansett
                                            First Fund (a venture capital fund).
                                            Mr. Vandenberg is also a director and
                                            member of the Compensation Committee of
                                            Monaco Coach Corporation (a
                                            manufacturer of motor homes).

     Although the management does not expect that any of the persons named above will be unable to serve as a director, should any of them be unable to accept election, it is intended that the proxies will be voted for the election of a substitute nominee selected by the persons named in the proxy.

     The number of shares of the Corporation's Common Stock owned beneficially, directly or indirectly, as of March 31, 1998 by the directors and nominees, by the executive officers named in the Summary Compensation Table below, and by all executive officers and directors as a group is as follows:

                                                                 AMOUNT
                                                              BENEFICIALLY        PERCENTAGE OF
NAME                                                             OWNED            COMMON STOCK
----                                                          ------------        -------------
Thomas M. Duff..............................................     555,407(1)            1.8%
James B. Baker..............................................       6,300(2)(3)            (4)
C. William Beckwith.........................................     132,000(1)               (4)
Clifford J. Christenson.....................................     124,738(1)               (4)
Peter H. Conze..............................................       6,867(2)               (4)
Allan R. Dragone............................................       8,000(2)               (4)
Richard F. Heitmiller.......................................       7,334(2)               (4)
Jonathan M. Nelson..........................................      10,000(2)               (4)
James E. Rogers.............................................       7,000(2)               (4)
Raymond C. Tower............................................       9,000(2)               (4)
Roger A. Vandenberg.........................................      10,000(2)               (4)
James P. Casey..............................................     129,226(1)               (4)
John R. Hobson..............................................      44,931(1)               (4)
Keith R. Phillips...........................................      39,927(1)               (4)
All Directors and Executive Officers as a Group
  (17 persons)..............................................   1,238,454(1)(2)(3)      3.9%

------------

(1) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options currently exercisable or to become exercisable within 60 days pursuant to the Wellman, Inc. Amended and Restated 1985 Incentive Stock Option Plan (the "Option Plan"): Mr. Duff, 175,000 shares;

    Mr. Beckwith, 131,000 shares; Mr. Christenson, 120,000 shares; Mr. Casey, 82,000 shares; Mr. Hobson, 42,000 shares; Mr. Phillips, 38,000 shares; and all directors and executive officers as a group, 590,500 shares.

(2) Includes the following shares of Common Stock reserved for issuance upon exercise of stock options currently exercisable or to become exercisable within 60 days pursuant to the Wellman, Inc. Directors Stock Option Plan:
    Mr. Baker, 3,000 shares; Mr. Conze, 6,000 shares; Mr. Dragone, 6,000 shares; Mr. Heitmiller, 6,000 shares; Mr. Nelson, 6,000 shares; Mr. Rogers, 4,000 shares; Mr. Tower, 6,000 shares, Mr. Vandenberg, 6,000 shares; and all directors and executive officers as a group, 43,000 shares.

(3) Includes 200 shares owned by Mr. Baker's wife.

(4) Less than 1%.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, currently comprised of Messrs. Baker, Dragone, Nelson and Rogers (Chairperson), which is responsible for reviewing certain of the Corporation's compensation programs and making recommendations to the Board of Directors with respect to compensation. The Compensation Committee met twice during the Corporation's last fiscal year.

     The Board of Directors has a Finance and Audit Committee, currently comprised of Messrs. Baker, Heitmiller, Rogers and Vandenberg (Chairperson), which is responsible for reviewing the Corporation's internal auditing procedures and accounting controls and considering the selection and independence of the Corporation's outside auditors. The Finance and Audit Committee met four times during the Corporation's last fiscal year.

     In 1997, the Board of Directors created a Corporate Governance Committee, currently comprised of Messrs. Baker (Chairperson), Duff, Rogers, Tower and Vandenberg, which is responsible for reviewing the Board's composition, committee structure and compensation, assessing Board performance, responding to major shareholder issues and considering the qualifications and recommending to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation. As a result of the formation of this committee, the Nominating Committee was eliminated. The Corporate Governance Committee met once during the Corporation's last fiscal year.

     The Corporation's Board of Directors held a total of four meetings during 1997. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which he served.

                     COMPENSATION OF DIRECTORS AND OFFICERS

DIRECTORS COMPENSATION

     Each director of the Corporation who is not an employee currently receives fees of $35,000 per year, plus $1,500 for each Board or Committee meeting attended in person and $750 for each telephonic meeting attended. Each chairperson of the Board committee also receives an annual fee of $4,000. Upon approval of the Deferred Compensation and Restricted Stock Plan (see "Adoption of Deferred Compensation and Restricted Stock Plan" below), 50% of the fees payable to non-employee directors will be payable in restricted stock of the Corporation. Directors who are employees receive no additional compensation for serving as directors or attending Board or Committee meetings.

     The Corporation maintains a directors restricted stock plan pursuant to which each non-employee director of the Corporation is eligible to receive a total of 2,000 shares of the Corporation's Common Stock which vest over a period of three years commencing on the date he was first elected to the Board, provided he has continuously served as a director for the preceding twelve months.

     The Corporation also maintains a directors stock option plan pursuant to which each non-employee director of the Corporation is eligible to receive annually options to acquire 1,000 shares of the Corporation's Common Stock.

     On an annual basis, each non-employee director is eligible to participate in the Directors' Deferred Compensation Plan which allows the deferral of all or a portion of directors compensation (excluding expense reimbursement) payable from time to time. Directors participating in this Plan may elect to have the deferred compensation invested in an interest-bearing account, a share equivalent account representing the Corporation's Common Stock, or a combination of the two. The interest-bearing account accrues interest at the rate equal to the total return earned by the Lehman Aggregate Bond Index. Deferred compensation in the share equivalent account is treated as though it were invested in Common Stock. If a participant makes a share election, dividend equivalents accrue to a participant's account quarterly and each account is adjusted to reflect share ownership changes resulting from events such as a stock split. Participants have no voting rights with respect to the share equivalent account. All distributions from accounts are made in cash. Messrs. Baker, Nelson and Vandenberg have each elected to defer their compensation and to invest in the share equivalent account. This Plan will be terminated effective February 17, 1998 if the Deferred Compensation and Restricted Stock Plan is approved. See "Adoption of Deferred Compensation and Restricted Stock Plan."

     Effective December 31, 1997, the Corporation terminated the Directors Retirement Plan pursuant to which, upon voluntary retirement from the Board of Directors, non-employee directors who have served as directors for three or more years were entitled to receive total retirement payments equal to the annual directors fee in effect at the date of retirement multiplied by the number of full years of continuous service as a director of the Corporation. See "Adoption of Deferred Compensation and Restricted Stock Plan."

EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the years ended December 31, 1997, 1996 and 1995 of the Corporation's chief executive officer and the four other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                    ANNUAL COMPENSATION            AWARDS
                                              -------------------------------   ------------
                                                                      OTHER      SECURITIES
                                                                     ANNUAL      UNDERLYING    ALL OTHER
                                                                     COMPEN-      OPTIONS       COMPEN-
     NAME AND PRINCIPAL POSITION       YEAR    SALARY     BONUS     SATION(1)     SARS(2)      SATION(3)
     ---------------------------       ----    ------     -----     ---------    ----------    ---------
Thomas M. Duff.......................  1997   $680,000   $464,683    $69,105           --      $150,078
  President, CEO                       1996   $665,000   $ 61,574    $71,239       70,000      $215,023
                                       1995   $620,000   $534,705    $62,954       40,000      $218,200

Clifford J. Christenson..............  1997   $360,000   $246,770    $36,036           --      $ 81,108
  Executive Vice President, COO        1996   $360,000   $ 49,896    $35,275       50,000      $109,611
                                       1995   $296,250   $255,494    $28,955       30,000      $101,295

James P. Casey.......................  1997   $275,000   $ 85,530     27,344           --      $ 58,482
  Vice President;                      1996   $270,000   $ 24,300    $25,761       35,000      $ 85,358
  President, Fibers Group              1995   $252,500   $217,763    $23,956       20,000      $ 74,128

John R. Hobson.......................  1997   $200,000   $149,594    $20,329           --      $ 49,493
  Vice President                       1996   $200,000   $ 63,817    $19,529       35,000      $ 64,416
  Recycled Products                    1995   $164,500   $137,753    $15,640       20,000      $ 59,153

Keith R. Phillips....................  1997   $210,000   $136,797    $20,608           --      $ 44,021
  Vice President                       1996   $207,500   $ 26,458    $20,607       30,000      $ 59,195
  Chief Financial                      1995   $193,750   $104,152    $19,815       20,000      $ 58,115
  Officer and Treasurer

------------

(1) Includes the Corporation's contributions to life insurance premiums or payments in lieu thereof (Mr. Duff, $69,105; Mr. Christenson, $36,036; Mr. Casey, $27,344; Mr. Hobson, $20,329; and Mr. Phillips, $20,608 in 1997).

(2) None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(3) Consists of the Corporation's contributions to employee retirement ($21,153 for each of Messrs. Duff, Christenson, Casey, Hobson and Phillips in 1997), supplemental retirement (Mr. Duff, $124,125; Mr. Christenson, $55,155; Mr. Casey, $32,529; Mr. Hobson, $23,540; and Mr. Phillips, $18,068 in 1997), and
    savings plans ($4,800 for each of Messrs. Duff, Christenson, Casey, Hobson, and Phillips in 1997).

     No options were granted in the year ended December 31, 1997 to the individuals named in the Summary Compensation Table since the Compensation Committee determined to award options annually in February rather than in December as it had done in past years. The following table sets forth certain information with respect to unexercised options to purchase the Corporation's Common Stock granted under the Option Plan to the individuals named in the Summary Compensation Table above. No options were exercised in 1997 by such individuals.

                            FY-END OPTION/SAR VALUES

                                               NUMBER OF                       VALUE OF
                                         SECURITIES UNDERLYING                UNEXERCISED
                                              UNEXERCISED                    IN-THE-MONEY
                                            OPTIONS/SARS AT                 OPTIONS/SARS AT
                                                FY-END                         FY-END(1)
                                      ---------------------------     ---------------------------
NAME                                  EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                                  -----------   -------------     -----------   -------------
Thomas M. Duff......................    175,000         98,000         $125,000       $152,750
Clifford J. Christenson.............    120,000         73,000         $100,000       $110,625
James P. Casey......................     82,000         52,000         $ 61,250       $ 78,500
John R. Hobson......................     42,000         46,800         $ 37,750       $ 74,250
Keith R. Phillips...................     38,000         47,000         $ 40,500       $ 66,375

------------

(1) Based on the closing price on the New York Stock Exchange of the Corporation's Common Stock on December 31, 1997 ($19.50).

     Pension Plan. The Corporation's subsidiary, Fiber Industries, Inc. ("FII"), maintains the Fiber Industries, Inc. Retirement Income Plan (the "Pension Plan"), a tax-qualified defined benefit pension plan for eligible employees of FII, which included Mr. Casey. Effective July 1, 1991, no additional employees became Participants in the Pension Plan.

     Participants are entitled to a monthly retirement benefit if they retire
(i) at or after age 65 (normal retirement age) or (ii) at or after age 55 with either five or ten years of vesting service depending on whether they retire directly from employment with FII or are transferred Celanese employees. Participants whose employment with FII terminates after five years of vesting service will also be eligible for a monthly retirement benefit. If benefits are paid prior to normal retirement age they may be reduced, depending on the date benefits begin and the Participant's age and service.

     A Participant's normal retirement benefit is calculated under a formula which takes into consideration final average compensation, years of service up to 35, and benefits to be derived through Social Security and certain employee benefit plans. Final average compensation covered by the Pension Plan is based on the combined amounts set forth under the headings "Salary" and "Bonus" of the Summary Compensation Table for Mr. Casey.

     Benefits, computed on the basis of a straight life annuity, are payable upon early, normal and late retirement, and upon death of a Participant with at least five years of service. If benefits are paid in a form other than a straight life annuity to the Participant, they are adjusted actuarially to reflect the features of such other form.

     The following table illustrates the estimated annual normal retirement benefits payable under the Pension Plan. These benefit levels assume an employee's retirement at age 65 during 1997 and payment in the form of a single life annuity.

                                            YEARS OF SERVICE
    AVERAGE       ---------------------------------------------------------------------
   EARNINGS           15            20            25            30             35
   --------       -----------   -----------   -----------   -----------   -------------
   $125,000        13,659        23,025        32,390        41,755          51,120
   $150,000        16,052        27,355        38,657        49,960          61,263
   $175,000        16,819        26,528        38,089        49,650          61,211
   $200,000        19,278        29,988        41,942        53,970          65,998
   $225,000        21,736        33,812        47,195        60,757          74,319
   $250,000        24,195        37,636        52,447        67,544          82,641
   $275,000        26,653        41,461        57,699        74,330          90,962
   $300,000        28,937        45,014        61,090        78,332          95,828
   $400,000        28,970        45,065        61,160        78,332          95,828
   $450,000        28,970        45,065        61,160        78,332          95,828
   $500,000        28,970        45,065        61,160        78,332          95,828
   $600,000        28,970        45,065        61,160        78,332          95,828
   $700,000        28,970        45,065        61,160        78,332          95,828

     Notwithstanding the above table, benefits under the Pension Plan may not exceed certain limits imposed by the Internal Revenue Code (the "Code"). The maximum benefit payable in 1997 is $125,000. The table incorporates the Code limitations on compensation allowable under a qualified pension plan. The limit on compensation allowable in 1997 is $160,000. In addition, the above estimated benefits are subject to limitations for employees who also participate in the Wellman, Inc. Retirement Plan and the Wellman, Inc. Employee Stock Ownership Plan. The estimated credited years of service under the Pension Plan for Mr. Casey is 29 years.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation (the "Committee"), which is composed entirely of non-employee directors, met twice during fiscal 1997. The Committee has responsibility for administering the Corporation's annual Management Incentive Compensation Plan and stock option plan. The Committee is also responsible for making compensation recommendations to the Board with respect to the five executive officers whose fiscal 1997 compensation is disclosed on the Summary Compensation Table on page 8 of this proxy statement. In this capacity, the Committee determines the salary, management incentive plan awards and stock option grants for those executive officers, following administrative policies and practices which it establishes from time to time in accordance with the terms and provisions of the plans. This Committee Report describes the Corporation's officer compensation program strategy, the components of the compensation program, and the manner in which 1997 compensation determinations were made by the Committee with respect to the President and Chief Executive Officer, Mr. Thomas M. Duff, whose compensation is determined by the Committee meeting in executive session without Mr. Duff being present. Similar determinations were made by the Committee with respect to the other four executive officers, based on recommendations submitted by Mr. Duff.

     Stock Ownership Policy. In February 1998 the Board of Directors, at the recommendation of the Compensation Committee, adopted a Statement of Policy pursuant to which directors and executive officers of the Corporation are required to beneficially own targeted levels of the Corporation's Common Stock based on their compensation levels. The Board believes that increasing the ownership of the Common Stock by management will more closely align the interests of management and the stockholders and will motivate management to manage the Corporation for long-term growth and profitability. In order to implement the Statement of Policy, the Committee recommended and the Board approved, subject to stockholder approval, the Deferred Compensation and Restricted Stock Plan. See "Adoption of Deferred Compensation and Restricted Stock Plan."

     Compensation Strategy. The Committee endeavors to maintain an officer compensation program which is competitive with the practices of public corporations of similar revenue size. The Committee believes a substantial component of executive officer total compensation should be based on the Corporation's financial performance. The Management Incentive Plan compensates executive officers commensurate with the Corporation's financial performance and other strategic goals, and annual stock option grants ensure that their longer-term incentive compensation is directly related to increases in the market value of the Corporation's stock.

     The remainder of this Committee Report describes the components of the Corporation's officer compensation program and the manner in which these were administered in fiscal 1997.

     Base Salary. Base salary forms the competitive foundation of the officer compensation program. Executive officer salaries are administered by the Committee so as to ensure they remain competitive with practices of companies of comparable revenue size. The Committee has periodically engaged compensation consultants to survey market practices to ensure executive officer salaries remain competitive in a manner which properly reflects the performance of the incumbent officers. Such surveys have included the practices of some, but by no means all, of the companies included in the peer groups shown on the Stock Performance Graph.

     In light of the Corporation's disappointing financial results in 1996, the Compensation Committee froze the salaries of all executive officers in 1997 at the 1996 levels. As a result, Mr. Duff's salary was not adjusted by the Committee in 1997. Mr. Duff's 1997 annual salary falls within the fourth quartile (above the 75th percentile) of competitive practice for corporations with revenues of comparable size. The average 1997 salaries of the other executive officers approximated the 50th percentile of competitive practice for their peers in corporations with revenues of comparable size.

     Management Incentive Plan. The Management Incentive Plan ("MIP") was first implemented in 1992. Annual bonuses earned by the executive officers, and other plan participants, are directly related to, and based upon, corporate (and for operating executives, their operating unit's) profit and achieving individual strategic objectives established early in the year. Under the terms of the MIP, profit is defined as operating profit less a capital charge based on the net assets employed to generate these profits. The Committee establishes for each participant in the MIP a maximum targeted award based on a percentage of base salary and the portion of that target award which is to be based upon achieving strategic goals.

     Mr. Duff's target MIP award is 60% of base salary; 30% of the target award is based upon achieving strategic objectives. The target awards for the other executive officers range from 50% to 60% of base salary; 35% to 40% of the target awards are based upon achieving strategic objectives.

     For fiscal 1997, the Committee recommended the payment of an annual bonus of $464,683 for Mr. Duff.

     Stock Options. Annual stock option grants represent the third component of the Corporation's officer compensation program. Stock option grants permit optionees to share in the future growth in market value of the Corporation's common stock by allowing them to purchase shares of stock for a period of eleven years following the date of grant at a price equal to the price of a share of common stock on the date the options were granted. To ensure stock options provide a longer-term stockholder value-based incentive, 20% of the options granted in a year become exercisable (i.e., the optionee can purchase the option shares) on the first through fifth anniversaries of the grant date, provided the optionee remains an employee of the Corporation.

     The Chief Executive Officer of the Corporation submits proposed stock option grants for the executive officers (other than himself) to the Committee for approval. In making the final determination of option grants, the Committee considers the individual executive's scope of responsibility, individual performance, the levels of profits and return on assets of the Corporation and of its operating divisions (with no specific target levels being established), competitive levels of option grants, and the aggregate number of options awarded to the executive to date. The Committee, in its discretion, assigns relative weights to these factors as it deems appropriate.

     No stock option grants were made in 1997. In prior years, annual grants were made in December. The Committee determined to change the timing of annual option grants to February, when financial results for the prior fiscal year would be available.

     The table on page 9 of this proxy statement entitled "FY-End Option/SAR Values" shows the total number of exercisable and unexercisable options which each executive officer was granted as of December 31, 1997 and the appreciated value of these grants based on the market price of the Corporation's Common Stock on that date. The Committee believes it is important for the executive officers to have a significant incentive based on increases in the market value of the Corporation. The option grants shown on the table reflect actions taken by the Committee and the Board of Directors which are fully consistent with this intention and the compensation strategy previously described in this Committee Report.

     The Committee believes that the compensation paid by the Corporation to the executive officers will be fully deductible.

     This report has been provided by the Compensation Committee.


                                            James B. Baker
                                            Allan R. Dragone
                                            Jonathan M. Nelson
                                            James E. Rogers (Chairperson)

FIVE-YEAR PERFORMANCE COMPARISON

     The following graph compares the five-year cumulative total return for the Corporation's stock with the Standard & Poor's ("S&P") 500 Stock Index and the S&P Midcap 400 Index. Due to the unique nature of its operations, the Corporation believes there exists no appropriate or comparable line of business or industry index, nor could one be constructed, which would render a meaningful or accurate performance comparison. The Corporation has derived an average of approximately 65.5% of its total sales over the last three years from the sale of man-made fibers, primarily polyester. The Corporation believes that the polyester fiber manufacturing operations of its major publicly-owned competitors, if such operations could be analyzed separately, would not represent as significant a proportion of their sales or operations. Further, the Corporation, which is the world's largest plastics recycler, believes it is the only major polyester fiber producer to utilize a significant amount of recycled raw materials in its manufacturing operations.

       Measurement Period          Wellman,                           S&P Mid-
     (Fiscal Year Covered)           Inc.            S&P 500          Cap 400
     ---------------------         -------           -------          --------
             1992                  100.00            100.00            100.00
             1993                   88.52            110.08            113.95
             1994                  135.77            111.53            109.87
             1995                  109.51            153.45            143.86
             1996                   83.72            188.68            171.49
             1997                   97.04            251.63            226.80

     The above graph assumes $100 invested on December 31, 1992 in the Corporation's stock and $100 invested at that time in each of the two indices. The comparison assumes that all dividends are reinvested.

EMPLOYMENT CONTRACTS

     The Corporation has entered into change of control employment agreements with five key executives, including Messrs. Duff, Christenson, Casey, Hobson and Phillips. These agreements are intended to encourage such executives to remain in the employ of the Corporation by providing them with greater security and to reinforce and encourage continued attention and dedication to their duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control. A change of control is defined to include the acquisition by any person or group of 20% or more of the Corporation's then outstanding stock, a change in the majority of the Corporation's Board of Directors or approval of a reorganization, merger or consolidation by the Corporation's stockholders.

     The employment agreements (which include provisions for renewal and for automatic extension upon a change of control) provide for employment as officers of the Corporation at base salaries determined by the Board of Directors, plus participation in the Corporation's executive bonus plan. Provided there has been no change in control, the employment agreements of the executives other than Mr. Duff provide the executive's employment may be terminated upon 30 days notice. Mr. Duff's agreement provides that, provided there has been no change in control, his employment may be terminated at any time but that he will be entitled to one year's compensation in the event of termination other than for cause or disability.

     In addition, the executives are eligible to participate in all incentive, savings, retirement and welfare benefit plans applicable to other Corporation executives and shall receive reimbursement for expenses and automobiles. The agreements provide that if the executive is terminated after a change of control, other than for cause, death or disability, or if the executive terminates for good reason (as defined in the agreements), the executive is entitled to receive his salary and bonus through the date of termination and a lump sum severance payment equal to three times the sum of his base salary and annual bonus (and certain other benefits). Further, an additional payment is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no excise tax under Section 4999 of the Code had been imposed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND OTHER INFORMATION

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 1997 all
Section 16(a) filing requirements applicable to its insiders were complied with, except for Mr. Heitmiller who inadvertently failed to timely file a Form 4 reporting a sale of 666 shares.

     Mr. Vandenberg was formerly the President and a director of Glasstech Industries, Inc. ("Glasstech"), a portfolio company of NCPAB, and a director and vice chairman of Glasstech's operating company subsidiary. Glasstech filed for protection under federal bankruptcy laws in 1993 and emerged from bankruptcy in January 1995.

          ADOPTION OF DEFERRED COMPENSATION AND RESTRICTED STOCK PLAN

     The Wellman, Inc. Deferred Compensation and Restricted Stock Plan (the "Plan") is intended to implement and promote the Statement of Policy requiring directors and executives officers to own targeted amounts of the Corporation's Common Stock based on compensation levels and provide an increased incentive for employees to contribute to the Corporation's future success and proprietary, thus enhancing the value of the Corporation's stock for the benefit of the stockholders, and to increase the Corporation's ability to attract and retain qualified individuals.

     Pursuant to the terms of the Plan, 1,000,000 shares of the Corporation's Common Stock are reserved for issuance to eligible participants. The Restricted Stock Plan was adopted by the Board of Directors on February 17, 1998.

BOARD RECOMMENDATION

     The Board recommends a vote FOR the ratification of the Plan. Approval of the Plan will require the favorable vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present.

DESCRIPTION OF THE PLAN

     Participation. Directors, key executive and managerial employees and consultants to the Corporation are eligible to participate in the Plan.

     Administration. The Plan is administered by the Compensation Committee of the Board (the "Committee"), which determines the employees and consultants eligible to participate, interprets the Plan, establishes rules for its administration and imposes such conditions and restrictions as it determines appropriate with respect to the Plan.

     Terms. Pursuant to the Restricted Stock Plan, participants will be required to defer the following amounts of compensation earned after January 1, 1998: (i) non-employee directors, 50% of directors retainer fees earned; (ii) executive officers, any amounts payable under the Corporation's Management Incentive Compensation Plan for Executive Group over the target percentage defined in such plan; (iii) in the discretion of, and on terms determined by, the Committee, consultants, full or partial payment of consulting fees earned; and (iv) participants who fail to meet their targeted stock ownership levels in any year as provided in the Statement of Policy, the annual bonuses and salary increases, if any. In addition, participants may elect to defer up to 50% (or 100% in 1998 only) of any cash remuneration from the Corporation. Participants will be granted restricted stock awards for such deferred compensation. The number of shares of restricted stock issued will be equal to the cash value of the amount earned divided by 85% of the average of the highest and lowest sales prices as reported on the New York Stock Exchange on the last business day of the prior year (or in 1998, the date of stockholder approval of the Plan) and each of the 15 days before and after such day. Subject to the discretion of the Committee, non-employee directors will receive restricted stock in satisfaction of any amounts payable in connection with the termination of the Directors Retirement Plan and Directors Deferred Compensation Plans. (See "Compensation of Directors and Officers -- Directors Compensation"). The number of shares issued in exchange for the accrued benefit as of December 31, 1997 under the Directors Retirement Plan will be equal to such benefit divided by 85% of the average of the highest and lowest sales prices of the Common Stock as reported on the New York Stock Exchange on the date of stockholder approval of the Plan and on each of the 15 business days before and after that date. The number of shares issued in exchange for the accrued benefit under the Directors Deferred Compensation Plan will be equal to the number of shares of phantom stock held on the date of stockholder approval of the Plan.

     The restricted stock issued pursuant to the Plan may not be sold, transferred, assigned, pledged or otherwise disposed of during the three year period (subject to extension of successive two-year periods) commencing on the January lst of the year in which the restricted stock award is granted. If a participant's employment is terminated by the Corporation without cause or by reason of retirement, disability or death of the participant, the Committee shall determine when the restrictions applicable to the shares of Restricted Stock will lapse. If a participant's employment is terminated for cause or voluntarily by the participant, the participant forfeits all restricted stock and will receive a cash payment equal to the lower of 85% of such stock's fair market value (as defined by the Plan) or the deferred compensation used to acquire such stock. If a Change of Control (as defined in the Plan) occurs, unless the Committee determines otherwise prior to the Change of Control, all applicable restrictions on the restricted stock outstanding will lapse. At the time of issuance of shares of restricted stock under the Plan, a certificate for the shares will be issued in the name of the recipient but the certificate will be held in custody by the Corporation for the participant's account.

Subject to the foregoing, the participant will, commencing on the date of issuance of restricted stock, have the rights and privileges of a holder of Common Stock, including the right to receive dividends and the right to vote the shares.

     Stock Dividends or Splits. Appropriate adjustments will be made to fairly preserve the intended benefits of the Plan in the event of any change in the stock of the Corporation by reason of any stock dividend, stock split, spin-off or any other change affecting the Corporation's common stock or capitalization.

     Duration and Amendment of Plan. The Plan may be terminated or amended by the Board of Directors at any time. Unless otherwise determined by the Committee, the restrictions on the then outstanding restricted stock issued pursuant to the Plan would continue to apply.

     Federal Income Tax Consequences. A participant who elects to defer compensation and subsequently receives a restricted stock award which is later exchanged for restricted stock and who does not elect to be taxed at the time of issuance will not realize current federal taxable income. The Corporation will not be entitled to a current federal tax deduction for compensation which is deferred or for the issuance of a restricted stock award or restricted stock. When the restrictions lapse, the participant will realize taxable ordinary income in an amount equal to the fair market value of the Common Stock at that time. The Corporation will be entitled to a corresponding tax deduction in the same amount, subject to the provisions of Section 162(m) of the Internal Revenue Code. However, if the participant files an appropriate election within 30 days after the issuance of restricted stock, the participant will recognize ordinary taxable income in the year the restricted stock is issued in an amount equal to the fair market value of such shares, determined without regard to the restrictions. To the extent the participant has taxable income as a result of an appropriate election, the Corporation will be entitled to a deduction in such year in the same amount.

     Any dividends with respect to shares of restricted stock which are paid or made available to the participant who has not elected to be taxed on the date of issuance are treated as additional compensation taxable as ordinary income to the participant and deductible to the Corporation. Any dividends with respect to shares of restricted stock which are paid or made available to a participant who has elected to be taxed on the restricted stock on the date of issuance will be taxed as dividend income. The Corporation will not be entitled to a tax deduction for these payments.

     A participant's holding period with respect to any restricted stock will start when the restrictions lapse or on the date received if an appropriate election is made within 30 days of issuance of the stock. The participant's basis will be the amount included in the participant's income. Any gain or loss recognized by the participant upon a subsequent sale or exchange of the Common Stock will be capital gain or loss. If the participant makes an election to include amounts in income while they are subject to a substantial risk of forfeiture and later suffers an economic loss because he has not complied with the restrictions, then he will not be entitled to claim a tax loss on the amount forfeited. The Corporation must include as ordinary income any amount previously deducted with respect to any property which is forfeited.

     The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the Plan. Participants may also be subject to state and local taxes in connection with the issuance of restricted stock under the Plan and the sale or other disposition of shares.

                     RATIFICATION OF SELECTION OF AUDITORS

     The selection, by a majority of the members of the Board who are not officers or employees of the Corporation, of Ernst & Young LLP as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 1998 shall be submitted to the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of Ernst & Young LLP has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

     All professional services rendered by Ernst & Young LLP during the year ended December 31, 1997 were furnished at customary rates.

     The Board recommends a vote FOR ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1998.

                              STOCKHOLDER PROPOSAL

STOCKHOLDER PROPOSAL

     Local 2398 of the Union of Needletrades, Industrial and Textile Employees (the "Union"), 2100 L Street, NW, Suite 210, Washington, DC 20037, the beneficial owner of 200 shares of Common Stock, has advised the Corporation that it intends to introduce the following resolution (the "Union Proposal") at the Corporation's 1998 Annual Meeting for the reasons given:

     RESOLVED: The shareholders of Wellman, Inc. ("Company") request the Board of Directors to redeem the shareholder rights issued August 6, 1991, unless said issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of shareholders held as soon as practical.

                              SUPPORTING STATEMENT

     This resolution received approximately 62.2% of votes cast at the 1997 Annual Meeting of Shareholders, up from 53.2% of votes cast in 1996.

     In August of 1991, the Company's Board of Directors met and issued a dividend of one common stock purchase right for each outstanding share of common stock. These rights are a type of corporate anti-takeover device commonly known as a poison pill.

     We believe the terms of the rights are designed to discourage or thwart an unwanted takeover of our Company. While management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe that the future possibility of a takeover justifies the unilateral implementation of such a poison pill-type device.

     Rights plans like ours have become increasingly unpopular in recent years. In 1997, a majority of shareholders at Bausch & Lomb, Consolidated Natural Gas, Supervalu, Columbia/HCA Healthcare and Fleming Companies, among others, voted in favor of proposals asking management to redeem or repeal poison pills.

     The effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of the rights plans states that "The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management." Another, more recent, study by Professor Michael Ryngaert singled out rights plans such as the one authorized by our Company for their negative effect on shareholder value. A 1992 study by Professor John Pound of Harvard University's Corporate Research

Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

     A majority of shareholders who cast their votes at the 1993, 1994, 1996 and 1997 annual meetings supported this proposal. At the 1989 and 1990 annual meetings management was unable to garner enough support to enact changes it wanted in the Company's corporate governance structure. Taken together all of these votes demonstrate consistent shareholder opposition to anti-takeover initiatives proposed or enacted by management. We believe this is the reason Wellman management refuses to agree to a binding vote on the poison pill issue.

     In light of what can at best be described as the debatable economic benefit of our share rights and the undeniably undemocratic way in which they were assigned to shareholders and maintained, we believe these rights should be either redeemed or voted on.

     We urge shareholders to vote FOR this resolution.

                              BOARD RECOMMENDATION

     THE BOARD STRONGLY OPPOSES THE UNION PROPOSAL AND RECOMMENDS A VOTE AGAINST IT. AT THE 1997 ANNUAL MEETING, ONLY 44% OF THE OUTSTANDING SHARES WERE VOTED IN FAVOR OF THIS RESOLUTION.

     The Corporation's Stockholder Rights Plan (the "Rights Plan") is designed to provide your Board with the ability to take what the Board believes are the most effective steps to protect and maximize the value of your investment in the Corporation. Under Delaware law, the Board has a fiduciary responsibility to undertake this task and accordingly has a duty to oppose unfair takeover offers. The Delaware Supreme Court has held that adoption of a rights plan is a valid exercise of a Board's business judgment when the rights plan is adopted to help the Board better fulfill its fiduciary duties. Federal and state courts interpreting Delaware law have repeatedly validated the use of rights plans during actual takeover contests as a useful and legitimate tool available to directors in fulfilling their fiduciary duties. Over 1,600 publicly-held companies have adopted stockholder rights plans.

     The Board believes that the Rights Plan preserves and protects value for all stockholders of the Corporation. The Rights Plan enables the Board of Directors to respond in an orderly and considered manner to an unsolicited bid. It puts the Board in a better position to defend against unfair offers, such as coercive, partial or two-tiered bids and stock accumulation programs in which all stockholders do not share in the premium associated with a change in control. The Rights Plan positions the Board to negotiate a higher price for the stockholders, from the original bidder or a third party, when the sale of the Corporation is considered to be in the best interests of the Corporation and its stockholders. The Rights Plan also permits the Board to deal more effectively with "greenmail" transactions where an acquiring person seeks a large short-term profit at the expense of the Corporation and its stockholders.

     It is important to note that the Rights Plan is not intended to prevent a bidder from making a tender offer for the Corporation and it will not do so. The basic objective of the Rights Plan is to encourage prospective acquirors to negotiate with the Board of Directors. The Board's ability to negotiate with a potential acquiror on behalf of all stockholders is significantly greater than that of the stockholders individually.

     The Rights Plan also gives the Board a greater period of time within which it can properly evaluate the proposed offer. This additional time is important because hostile bidders frequently rely on the twenty business day offering period to "stampede" stockholders into accepting their offer at an unfair price. The 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission, which is referred to in the Union's Supporting Statement, noted that of thirteen companies that were acquired, each with a rights plan, all received bids that were superior to those offered initially.

     A March 1988 study by Georgeson & Co., a major proxy solicitor, found that companies with rights plans received premiums which were on average 69% higher in takeover contests than the premiums received by companies without such plans. Even though a bidder may offer a premium over the current market price of the target company's stock, that premium does not necessarily recognize the inherent value of the target company. The bidder, of course, can be expected to act in its own self interest; in other words, to try to acquire the target company as cheaply as possible and to pressure stockholders into selling. The Rights Plan provides, in the Board's opinion, valuable stockholder protection against that happening.

     The Union suggests that the Rights Plan may have a negative effect on the trading value of the Corporation's stock. However, there is no evidence that the adoption of the Rights Plan has depressed the Corporation's stock price.

     The Board's overriding objective in adopting the Rights Plan was to preserve the Corporation's long-term value for the benefit of all of its stockholders. The Board believes there is strong empirical evidence that such plans better position the Board to negotiate the most attractive and fair price for all stockholders.

     The Board believes that the proper time to consider redemption of the rights issued under the Rights Plan is when a specific offer is made to acquire the Corporation's stock. Redemption of the rights prior to that time would be premature and would remove any incentive for a potential acquiror to negotiate with the Board so that the stockholders are treated fairly.

     The true test of the benefits of the Rights Plan is how it is used in practice. The question of a stockholder vote on the Rights Plan misses the point. The real issue is whether the Corporation's stockholders trust the Board to utilize this tool properly if and when the need arises. This Board will, as fiduciaries, properly consider the interest of all stockholders if there is ever such an offer.

     For the above reasons, the Board recommends that the stockholders vote AGAINST the adoption of the Union Proposal.

     The affirmative vote of a majority of the total quorum (as such term is defined in Section 2.11 of the Corporation's by-laws) is necessary to adopt the Union Proposal. Unless otherwise indicated, the persons named on the proxy will vote all proxies AGAINST the Union Proposal.

                                 OTHER MATTERS

     Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote therein in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The financial statements of the Corporation are contained in the 1997 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Under the regulations of the Securities and Exchange Commission, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the 1999 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Corporation at 1040 Broad Street, Suite 302, Shrewsbury, New Jersey 07702 and must be received at that address on or before December 18, 1998, in order to be included in the Corporation's proxy relating to the 1998 Annual Meeting.

                       EXPENSE OF SOLICITATION OF PROXIES

     All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation. The Corporation has retained Continental Stock Transfer & Trust Company to assist in this solicitation at an estimated cost of $3,000 which will be borne by the Corporation.


                                            By order of the Board of Directors,

                                            DAVID K. DUFFELL
                                            Secretary
New York, New York
April 17, 1998

                                 WELLMAN, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               OF THE CORPORATION FOR ANNUAL MEETING MAY 19, 1998

    The undersigned hereby appoints THOMAS M. DUFF, CLIFFORD J. CHRISTENSON and DAVID K. DUFFELL, or any one or more of them, attorneys, with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Common Stock of the Undersigned in Wellman, Inc. at the Annual Meeting of its Stockholders to be held May 19, 1998 or at any adjournment thereof.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR PROPOSALS 1, 2 AND 3.
    1. Election of Directors:
         FOR all nominees (except as           WITHHOLD AUTHORITY to vote
         marked to the contrary below) [ ]     for all nominees listed below [ ]

  JAMES B. BAKER   CLIFFORD J. CHRISTENSON  ALLAN R. DRAGONE  THOMAS M. DUFF
 RICHARD F. HEITMILLER  JONATHAN M. NELSON   JAMES E. ROGERS  RAYMOND C. TOWER
                             ROGER A. VANDENBERG

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
                    WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

    2. Proposal to ratify the adoption of the Wellman, Inc. Deferred Compensation and Restricted Stock Plan.
                 FOR [ ]                 AGAINST [ ]                 ABSTAIN [ ]

    3. Proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 1998.
                 FOR [ ]                 AGAINST [ ]                 ABSTAIN [ ]

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE AGAINST PROPOSAL 4.

    4. Stockholder proposal to recommend redemption of shareholder rights issued August 6, 1991 unless approved by affirmative vote of the majority of outstanding shares.
                 FOR [ ]                 AGAINST [ ]                 ABSTAIN [ ]

                          (Continued from other side)

    5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

          YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

                                                     Dated: .............., 1998

                                                     ...........................

                                                     ...........................
                                                            SIGNATURE(S)

       NOTE: JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

                                                     PLEASE SIGN EXACTLY AS NAME
                                    APPEARS HEREON.